Exhibit 10.36

AMENDMENT AND EXTENSION TO EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT AMENDMENT AND EXTENSION is entered into and effective as of the 8th day of March 2011, by and between BUTLER NATIONAL CORPORATION, a Kansas corporation (“Employer”) and CLARK D. STEWART of Olathe, Kansas.

RECITALS

Employer desires to continue to employ Employee through 2021, and Employee wishes to continue employment with Employer through 2021, and from time to time, Employer and Employee have extended the Employment Agreement between Employer and Employee dated the 17th day of March, 1994.

AGREEMENT

NOW, THEREFORE, on the basis of the respective promises and agreements, the parties agree that the provisions of the Employment Agreement dated the 17th day of March, 1994 shall be extended and continue in effect to, and including, December 31, 2021.

All of the terms of the Employment Agreement dated the 17th day of March, 1994 shall continue in full force and effect with the exception of the following previous amendments:

1.            The parties agree that Employee shall receive a salary increase of five percent (5%) per year for each year of this Amendment and Extension to the Employment Agreement.

2.            The term of the Employment Agreement dated the 17th day of March, 1994 shall be extended to, and including, December 31, 2021.

3.            The address for section 9.0 of Employer shall be changed to:19920 W. 161st Street, Olathe, Kansas 66062.

IN WITNESS WHEREOF, the parties have executed this Amendment and Extension to Employment Agreement as of the day and year first written above.

BUTLER NATIONAL CORPORATION

By /s/ R. Warren Wagoner
R. Warren Wagoner
Its Chairman of the Board of Directors

EMPLOYEE:

/s Clark D. Stewart
Clark D. Stewart